Code of Ethics

Revised January 15, 2020

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TABLE OF CONTENTS
STATEMENT OF GENERAL POLICY	3
DEFINITIONS	3
STANDARDS OF BUSINESS CONDUCT	4
PROHIBITION AGAINST INSIDER TRADING	6
CONFLICTS OF INTEREST	8
PERSONAL SECURITIES TRANSACTIONS	10
INITIAL AND ANNUAL ACKNOWLEDGEMENTS	13
VIOLATIONS AND SANCTIONS	14
RECORDS	14
REPORTING TO THE MUTUAL FUND BOARDS	15

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Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Summitry, LLC (“Summitry”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

The Code is designed to ensure that the high ethical standards continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm are a direct reflection of the conduct of each Supervised Person.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons of Summitry in their conduct. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer (“CCO”). The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.

Definitions

For the purposes of this Code, the following definitions shall apply:

●

“Access person” is a Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. The primary business of Summitry is providing investment advice, and as a result all of its directors, officers and partners are considered access persons. The CCO may also designate other persons as access persons.

●

“Account” means accounts of any access person and includes accounts of the access person’s immediate family members (any relative by blood or marriage living in the Access Person’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

●

“Beneficial ownership” shall be interpreted as a direct or indirect “pecuniary interest” (as defined under Rule 16a -1(a)(2) under the Securities Exchange Act of 1934) in a security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have Beneficial Ownership of any family member’s account.

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●	“Reportable Security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

(i)	Transactions and holdings in direct obligations of the U.S. government;
(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
(iii)	Shares issued by money market funds;
(iv)	Transactions and holdings in shares of other types of open-end registered mutual funds, unless Summitry or a control affiliate acts as the investment adviser or principal underwriter for the fund; and
(v)	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Summitry or a control affiliate, acts as the investment adviser or principal underwriter for the fund.

●

“Supervised Person” means directors, officers and partners of Summitry (or other persons occupying a similar status or performing similar functions); employees of Summitry; and any other person who provides advice on behalf of Summitry and is subject to Summitry’s supervision and control.

Standards of Business Conduct

Summitry places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is vital to our success. The confidence and trust placed in our firm and its Supervised Persons by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”).

The Code is based upon the principle that Summitry and its Supervised Persons owe a fiduciary duty to Summitry’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid

●	serving their own personal interests ahead of clients,
●	taking inappropriate advantage of their position with the firm and
●	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

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Pursuant to Section 206 of the Advisers Act, both Summitry and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. All Supervised Persons must comply with applicable federal securities laws. Compliance with this section involves more than acting with honesty and good faith alone. It means that Summitry has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Summitry and its Supervised Persons are subject to the following specific fiduciary obligations when dealing with clients:

●	The duty to have a reasonable, independent basis for the investment advice provided;
●	The duty to seek best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
●	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
●	A duty to be loyal to clients.

1.	Every Supervised Person is expected to demonstrate the highest standards of ethical conduct for continued employment with Summitry.
2.

All Supervised Persons of Summitry shall act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employer, and other Supervised Persons. All Supervised Persons must comply with all applicable Federal Securities Laws. A Supervised Person is any of Summitry’s partners, officers, directors, or employees, or other person who performs investment advice on the client’s behalf and is subject to supervision and control.

3.	Supervised Persons are prohibited from:

a.	Employing any device, scheme, or artifice to defraud;
b.	Making any untrue statement of a material fact;
c.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;
d.	Engaging in any fraudulent or deceitful act, practice or course of business; or,
e.	Engaging in any manipulative practices.
f.	Inappropriately favoring one client over another client that would constitute a breach of fiduciary duty.
g.

Recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance officer or, with respect to the Chief Compliance Officer’s interests, to the President.

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4.	Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Summitry.
5.	Supervised Persons are urged to seek the advice of the CCO for any questions about the Code or the application of the Code to their individual circumstances.
6.	Supervised Persons should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Summitry.

A breach of any of the above duties or obligations may, depending on the circumstances, expose Summitry and its Supervised Persons involved, to SEC and state disciplinary actions and to potential criminal and civil liability, as well as subject the supervised person to Summitry sanctions up to and including termination of employment. Therefore,

●	all Supervised Persons of Summitry are required to comply with all applicable state and federal securities laws; and
●	all Supervised Persons are required to promptly report violations of this Code of Ethics to the Chief Compliance Officer.

Prohibition Against Insider Trading

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and Summitry to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, Supervised Persons and Summitry may be sued by investors seeking to recover damages for insider trading violations. The prohibition on insider trading and potential sanctions apply to all Supervised Persons

Material Information

Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Colin Higgins.

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You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Summitry securities recommendations and client securities holdings and transactions.

Nonpublic Information

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

Insider Trading Policies and Procedures

2.

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Summitry), while in the possession of material, nonpublic information,

3.	No Supervised Person may communicate material, nonpublic information to others, except as outlined below.
4.	Access to files containing material, nonpublic information and computer files containing such information is restricted to the following:
a.	Jennifer Rouse
b.	Colin Higgins
5.	Conversations containing Material Nonpublic information, if appropriate at all, will be conducted in private (for example, not by cellular telephone, to avoid potential interception).
6.	Before executing any trade for yourself or others, including accounts managed by Summitry (“Client Accounts”), you must determine whether you have access to material, nonpublic information.
7.	If you think that you might have access to material, nonpublic information, you must take the following steps:

a.	Report the information and proposed trade immediately to the Colin Higgins or Jennifer Rouse directly or via Schwab CT.
b.	Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by Summitry.
c.	Do not communicate the information inside or outside the firm, other than to Colin Higgins or Jennifer Rouse.
d.	After Colin Higgins has reviewed the issue, he will determine whether the information is material and nonpublic.

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8.	If it has been determined that any personnel of Summitryhas material, nonpublic information the following procedures will be followed under the supervision of Colin Higgins:

a.	Dissemination of such information will cease;
b.	Jennifer Rouse will approve or disapprove any communication in writing containing the material, non-public information;
c.

Jennifer Rouse will place the affected securities on the Restricted Securities List. For companies on the Restricted Securities List, Summitry shall not conduct: research, sales, or trading activities; and

d.	Jennifer Rouse will promptly review, and either approve or disapprove, in writing, each request of any Summitry personnel for clearance to trade in specified securities.

Conflicts of Interest

It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflict of interest situations is the possibility that a Supervised Person’s actions or decisions will be affected because of actual or potential differences between or among the interests of Summitry, its affiliates or clients, and/or the Supervised Person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to Summitry, its affiliates or its clients or any gain to SummitryGroup or the Supervised Person, and irrespective of the motivations of the Supervised Person involved.

Outside Business Activities and Interest in Competitors, Clients or Suppliers

Supervised persons are prohibited from taking part in other employment or business activities, including personal investments that interfere with their duties to Summitry, divide their loyalty, or create or appear to create a conflict of interest.

1.	Each supervised person must promptly report any situation or transaction involving an actual or potential conflict of interest to the CCO via Schwab CT.
2.

The CCO’s determination as to whether a conflict exists or is harmful shall be conclusive. Any conflict that the CCO determines is harmful to the interests of clients or the interests or reputation of Summitry must be terminated.

Service as a Director

No Supervised Person shall serve on the board of directors of any publicly traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of Summitry’s clients. Where board service is approved, Summitry shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

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Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Additionally, Summitry is subject to Gift and Entertainment related laws and restrictions as a result of being a fiduciary and acting as an investment adviser to government entities, ERISA and Taft -Hartley plans, and mutual funds. Summitry has adopted the policies set forth below to guide Supervised Persons in this area:

Gifts and Entertainment Policy

1.	Supervised Persons may not solicit gifts or gratuities;
2.

Supervised persons may not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving Summitry, or that others might reasonably believe would influence those decisions;

3.	Gifts of an extraordinary or extravagant nature (exceeding $100.00 in value) to a Supervised Person are to be declined or returned.
4.

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

5.	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.
6.

Any cash or cash equivalent gift to or from a client, prospective client, or any entity that does business with Summitry, except where the client is a member of a Summitry Supervised Person’s family and the gift is between family members is prohibited.

7.	Gifts and Entertainment to or from ERISA or Taft-Hartley plans are prohibited.
8.	Receiving G&E from broker-dealers exclusively executing purchases or sales for mutual funds advised or sub-advised by Summitry is prohibited.
9.	Any form of a loan by a Supervised Person to a client or by a client to an Supervised Person is prohibited;

Gifts and Entertainment Reporting

1.

Any Supervised Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Summitry, including gifts and gratuities with value in excess of $100 per year, must obtain consent from the CCO before accepting such gift.

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Personal Securities Transactions

Summitry has adopted the following principles governing personal investment activities by Summitry’s Access Persons:

1.	The interests of client accounts will at all times be placed first;
2.	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
3.	Supervised persons must not take inappropriate advantage of their positions.

Who is Covered by these requirements

All access persons of Summitry are subject to Summitry’s policies and procedures governing personal securities transactions, with the limited exceptions noted below.

An Access Person is a Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

What Accounts are covered by these requirements

These personal securities transaction policies and procedures cover all personal securities accounts and transactions for which an Access Person has, or acquires, any direct or indirect beneficial ownership. For purposes of these requirements, “beneficial ownership” has the same meaning as in Securities Exchange Act Rule 16a-1(a)(2). Generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest in the security. A transaction by or for the account of an Immediate Family member (living in the same home with an access person) is considered the same as a transaction by the Access Person.

What Securities are covered by these requirements

Securities covered by this Code include stock, bond, future, investment contract or any other instrument that is considered a “security” under the Investment Advisers Act. The term “reportable security” is very broad and includes items you might not ordinarily think of as “securities,” such as:

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a)	Options on securities, on indexes, and on currencies;

b)	All forms of limited partnership;

c)	Foreign unit trusts and foreign mutual funds; and

d)	Private investment funds, hedge funds, and investment clubs.

Reportable Security does not include:

e)	Transactions and holdings in direct obligations of the U.S. government (e.g., treasury securities);

f)	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;

g)	Shares issued by money market funds;

h)	Shares of open-end mutual funds that are not advised or sub-advised by the firm (or certain affiliates, where applicable); and

i)

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds advised or sub-advised by the firm (or certain affiliates, where applicable).

Pre-Clearance Required for Participation in IPOs, Private Placements and Limited Offerings

1.	No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering, Private Placement or Limited Offering without the prior written approval of the CCO.

2.	To obtain pre-clearance, an access person must log into Schwab CT and submit a pre-clearance form.

3.	A clearance is only good for the day the pre-clearance was approved. However, it may be extended by the Chief Compliance Officer for hardship.

4.

Failure to obtain pre-clearance places the firm at risk therefore is a consequential matter. In the event an access person fails to obtain pre-clearance, they will be notified in writing, as this is a violation of the Code of Ethics. A pattern of frequent offenses indicates a disregard for the Code and may result in termination.

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Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the CCO which must contain the information described below and includes any account in which he or she has a direct or indirect beneficial interest (such as a trust).

Summitry requires that each Supervised Person to custody his or her personal accounts at Charles Schwab & Co.

Initial/Annual Holdings Reports

1.

All Access Persons must report their personal securities holdings within 10 days of becoming an Access Person, This information must be current as of a date not more than 45 days prior to the date the individual becomes an Access Person or, for an annual report, the date the report is submitted.

2.	The holdings report must be submitted to the CCO through Schwab CT via the Personal Brokerage Account Disclosure and must containing the following information:

a.

The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial interest ownership when the person becomes an Access Person;

b.

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (including but not limited to reportable securities) were held for the direct or indirect benefit of the Access Person; and

c.	The date that the report is submitted by the Access Person.
3.	Even if there are no securities accounts or holdings to report, the access person will indicate so through an affirmation via Schwab CT.

Quarterly Transaction Reports

1.

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report of all Reportable Securities in which the Access Person had any direct or indirect beneficial ownership.

2.	The quarterly transaction report must be submitted to the CCO through Schwab CT via the Personal Brokerage Account Disclosure contain the following information:

a.

The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

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c.	The price of the reportable security at which the transaction was effected;
d.	The name of the broker, dealer or bank with or through whom the transaction was effected; and
e.	The date the report is submitted by the Access Person.
4.	Even if there are no reportable transactions, the access person will indicate so through an affirmation via Schwab CT.

Reporting Exemptions

1.	An Access Person need not submit a report with respect to:

a.	Transactions effected for securities held in any account over which the person has no direct or indirect influence or control;
b.	Transactions effected pursuant to an automatic investment plan;
c.

A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Summitry holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter

Monitoring and Review of Personal Securities Transactions

1.

The CCO or his designee will monitor and review all reports required under the Code for compliance with Summitry’s policies regarding personal securities transactions and applicable SEC rules and regulations.

2.	Any transactions for any accounts of the CCO will be reviewed and approved by the Operations Manager

3.	All Supervised Persons of Summitry are considered Access Persons and therefore are subject to the Personal Securities holdings transaction reporting obligation.

Certification

Initial and Annual Acknowledgements

1.

Summitry will provide a copy of the Code of Ethics (“COE”) and any amendments to each Supervised Person. A current copy of the Code of Ethics is maintained on Summitry’s server and is available from Schwab Compliance Technologies (“Schwab CT”).

2.

Each Supervised Person will, before starting to work at Summitry, each year thereafter, and upon amendments, read the COE and acknowledge that they have (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings and reportable transactions as required by the Code by completing the Annual Acknowledgement via Schwab CT.

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3.

Each year, Supervised Persons must also complete the Disciplinary History questionnaire via Schwab CT, which requests information about whether the supervised person has been subject to any disciplinary event, that is, a criminal, civil and/or regulatory action by a U.S. or foreign court, military court or regulatory or self-regulatory body. The employment of any person who is subject to such a reportable disciplinary event might, absent appropriate disclosures or specific relief from the SEC, tarnish Summitry’s reputation, jeopardize business relationships and opportunities for both Summitry and its personnel or expose Summitry itself to potential disciplinary sanctions or disqualifications. Accordingly, a Supervised Person must notify the CCO immediately if he or she becomes aware of anything that could result in a change in any of this information. Failure to accurately complete the questionnaire or to notify the CCO of changes to information relating to disciplinary actions may subject a supervised person to disciplinary action or be grounds for dismissal.

Violations and Sanctions

1.	Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

2.	Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

3.	All Supervised Persons are required to promptly report violations of this Code of Ethics to the Chief Compliance Officer.

4.

The CCO shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, disgorgement of profits obtained in connection with a violation, monetary fine or assessment, restrictions on future personal trading, suspension or termination of the Supervised Person’s employment with the firm and/or referral to civil or criminal authorities.

5.	Failure to promptly report a known violation of this Code is a violation in and of itself and will subject the Supervised Person to the disciplinary actions in Chapter 1 of the Compliance Manual.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

1.	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

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2.	A record of any violation of Summitry’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

3.

A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person, which shall be retained for five years after the individual ceases to be a Supervised Person of Summitry;

4.	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

5.	A list of all persons who are, or within the preceding five years have been, Access Persons;

6.

A record of any decision and reasons supporting such decision to approve a Supervised Persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting to the Mutual Fund Boards

1.	No less frequently than quarterly, the Chief Compliance Officer will furnish to the Board of Directors of all mutual funds managed by Summitry, a written report, as requested that:
a.

Describes any issues arising under the Code of Ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code of Ethics, or procedures and sanctions imposed in response to any material violations; and

b.	Certification that Summitry has adopted procedures reasonably necessary to prevent access persons from violating the Code.

2.	The Chief Compliance Officer will furnish to the Board of Directors of all mutual funds managed by Summitry a copy of the Code of Ethics and any material changes to the Code of Ethics.

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